Exhibit 10.22
December 4, 2009
Joseph J. Plumeri
c/o Willis of New York, Inc.
One World Financial Center
200 Liberty Street
New York, New York 10281
Dear Mr. Plumeri:
Reference is made to that certain Employment Agreement (as amended, the “Agreement”), dated February 29, 2008 and as amended on December 31, 2008, by and between Willis North America, Inc. (“Willis-N.A.”), Willis Group Holdings Limited, a Bermuda exempted company (the “Willis Group”) and Joseph J. Plumeri (the “Executive” or “you”). As you know, through a scheme of arrangement under Bermuda law and related transactions, the Willis group is changing its parent company from Willis Group to Willis Group Holdings plc, an Irish public limited company (“Willis-Ireland”) (together with the other transactions contemplated thereby to create a new entity, the “Redomestication”). This letter agreement (this “Letter”) is being delivered to memorialize the understanding between Willis-N.A., Willis Group and you with respect to your Agreement and equity awards as a result of the Redomestication. By executing this Letter as provided below, the undersigned hereby agree as follows:
Willis-N.A., Willis Group and the Executive acknowledge and agree that pursuant to the Agreement aspects of the Redomestication (i) could be considered a “Change of Control” (as defined in the Agreement) and (ii) thereby permit the Executive to assert a termination right for “Good Reason” (as defined under the Agreement) and/or accelerate the vesting of certain equity awards and other sums or benefits under the Agreement. Therefore, Executive agrees to waive the right to assert that (i) a Good Reason event has occurred as a result of the Redomestication or (ii) that the Redomestication constitutes a Change of Control for purposes of acceleration of vesting under any equity awards or bonus rights granted to Executive or any other benefits under the Agreement or such documents. The parties acknowledge that this waiver is not intended to, and does not, change the payment or distribution date of the aforementioned awards for purposes of the requirements of Section 409A of the Internal Revenue Code, as amended, from that which it would be if this waiver was not executed.
Further, by signing below the Executive agrees (a) he is granting all consents and waivers necessary or required under the Agreement or other agreement or award with any Willis entity to enable the Redomestication without triggering any rights under such agreements or awards and (b) neither this Letter nor the Redomestication will constitute any breach, default or violation of such agreements and awards or otherwise result in any termination, rescission, repurchase or acceleration of vesting or payment thereunder.
This Letter constitutes is the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof.
If you agree with the provisions of this Letter, please execute and return before December 31, 2009.
Sincerely,

WILLIS NORTH AMERICA, INC.
By:	/s/ Adam G. Ciongoli
	Name:	Adam G. Ciongoli
	Title:	Secretary

WILLIS GROUP HOLDINGS LIMITED
By:	/s/ Patrick C. Regan
	Name:	Patrick C. Regan
	Title:	Group Chief Financial Officer

Acknowledged and agreed:
EXECUTIVE

By:	/s/ Joseph J. Plumeri
	Name:	Joseph J. Plumeri
Date: December 30, 2009

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